================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               ICOS Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

     March 30, 1999



     Dear Stockholder:

          I cordially invite you to ICOS Corporation's Annual Meeting of Stockholders, to be held on Thursday, May 6, 1999, at 9:30 a.m., at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101.

          This year you are asked to (1) elect four members to the Company's Board of Directors; (2) adopt the 1999 Stock Option Plan; and (3) ratify the appointment of KPMG LLP as the Company's independent public accountants for fiscal year 1999.

          As the Company's Chairman, I urge you to elect the four nominated Directors and vote "For" the remaining proposals. It is important that your shares be represented, whether or not you plan to attend the meeting. Therefore, please take a few minutes to vote now. To validate your vote, you must follow the specified instructions on your proxy card or mark, sign and date the reverse side of the enclosed proxy card. Please mail the completed proxy card in the enclosed prepaid envelope.

          After the transaction of formal business at the meeting, management will provide you with an update on the Company's progress. We will also respond to questions from stockholders. After the meeting, we invite you to tour our Bothell facility. We will provide transportation from the Four Seasons Olympic Hotel to the Bothell facility, and then return transportation to the hotel. Please call our Investor Relations Department at (425) 485-1900 for additional information about the meeting.

          On behalf of ICOS Corporation, I would like to thank you for your support of the Company.

                                       Regards,

                                       /s/ George B. Rathmann
                                       -------------------------------------
                                       George B. Rathmann
                                       Chairman of the Board of Directors,
                                       Chief Executive Officer and President

                                ICOS Corporation

              22021 - 20th Avenue S.E., Bothell, Washington 98021

                 Notice of 1999 Annual Meeting of Stockholders

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of ICOS Corporation will be held at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101, on Thursday, May 6, 1999, at 9:30 a.m., for the following purposes:

        1. To elect four Directors to serve until the third Annual Meeting of Stockholders following their election and until their successors are elected and qualified;

        2. To consider and vote upon a proposal to approve the 1999 Stock Option Plan;

        3. To consider and vote upon a proposal to ratify the appointment of KPMG LLP as the Company's independent public accountants for fiscal year 1999; and

        4. To transact such other business as may properly come before the Annual Meeting and all adjournments and postponements thereof.

     Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of the Company's Common Stock be present in person or represented by proxy. To ensure representation at the Annual Meeting, you are urged to mark, sign and date the enclosed proxy card and return it promptly in the enclosed envelope.

     Only stockholders of record at the close of business on March 10, 1999 are entitled to notice of, and to vote at, the Annual Meeting.

                                       By Order of the Board of Directors

                                       /s/ George B. Rathmann
                                       -------------------------------------
                                       George B. Rathmann
                                       Chairman of the Board of Directors,
                                       Chief Executive Officer and President

March 30, 1999
Bothell, Washington

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE
                                ANNUAL MEETING.

                                PROXY STATEMENT
                              OF ICOS CORPORATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ICOS Corporation (the "Company"), the principal address of which is 22021 - 20th Avenue S.E., Bothell, Washington 98021, of proxies in the accompanying form for use at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 6, 1999 at 9:30 a.m. at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101. The approximate date of mailing this Proxy Statement and the enclosed form of proxy is March 30, 1999.

     Each share of the Company's $.01 par value Common Stock ("Common Stock") outstanding at the close of business on March 10, 1999 is entitled to one vote at the Annual Meeting. Proxies are solicited so that each stockholder may have an opportunity to vote on all matters that are scheduled to come before the Annual Meeting. When properly executed proxies are voted, the shares represented thereby will be voted in accordance with the stockholders' directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card or, if no choice has been specified, the shares will be voted as recommended by the Board of Directors. Under Delaware law and the Company's Restated Bylaws, if a quorum is present at the Annual Meeting: (i) the four nominees for election as Directors who receive the greatest number of votes cast in the election of Directors will be elected and (ii) matters 2 and 3 listed in the accompanying Notice of 1999 Annual Meeting of Stockholders will be approved if a majority of shares of Common Stock, present in person or represented by proxy and entitled to vote at the meeting, vote in favor of such matters. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Means have been provided whereby a stockholder may withhold the vote for any Director and may vote against, or refrain from voting on, any matter other than the election of Directors. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting. In the election of Directors, an abstention or broker nonvote will have no effect on the outcome. Abstentions and broker nonvotes will have the practical effect of voting against matters 2 and 3.

     The enclosed proxy card also confers discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of mailing this Proxy Statement but that may properly be presented for action at the Annual Meeting.


         YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO MARK,
          SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD, WHETHER
                 OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

     Any stockholder returning a proxy has the power to revoke it at any time before shares represented thereby are voted at the Annual Meeting. Any shares represented by an unrevoked proxy will be voted according to that proxy unless the stockholder attends the Annual Meeting and votes in person. A stockholder's right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice of such revocation should be given to the Company's Secretary at or before the Annual Meeting.

     The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company in person or by telephone, facsimile transmission, telegraph or telex. No compensation will be paid for such solicitation.

     Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Common Stock. The Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Voting Securities and Record Date

     Holders of Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share of Common Stock held of record. On March 10, 1999, the record date for determining stockholders entitled to vote at the Annual Meeting, 42,396,005 shares of Common Stock were outstanding. As of the record date, Directors and affiliates of the Company own or have the power to vote shares representing approximately 22.8% of the voting power of the Common Stock.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership, as of March 10, 1999, of the Common Stock by (i ) each person known by the Company to beneficially own more than 5% of the outstanding Common Stock;
(ii) each Director and nominee for Director; (iii) each of the Named Executive Officers included in the Summary Compensation Table; and (iv) all Directors and executive officers as a group.

                                                          Shares
                                                       Beneficially          Percentage of
Name and Address                                       Owned (1) (2)         Common Stock
George B. Rathmann (3)................................... 2,495,090              5.8%
   c/o ICOS Corporation
   22021 - 20th Avenue S.E.
   Bothell, WA  98021

Gary L. Wilcox...........................................   505,297              1.2%

W. Michael Gallatin......................................   202,089               *

Thomas P. St. John.......................................   196,502               *

Howard S. Mendelsohn.....................................    79,724               *

Frank T. Cary............................................   174,735               *

James L. Ferguson........................................   158,485               *

William H. Gates, III.................................... 5,370,631             12.6%
  c/o  Michael Larson
  2365 Carillon Point
  Kirkland, WA  98033

Patrick W. Gray........................................................       134,309       *

Janice M. LeCocq.......................................................       302,355       *

David V. Milligan......................................................        70,571       *

Robert W. Pangia.......................................................       135,485       *

Clifford J. Stocks.....................................................        69,737       *

Alexander B. Trowbridge................................................       140,485       *

Walter B. Wriston......................................................       155,235       *

All Directors and executive officers as a group (15 persons)...........    10,190,730     22.8%
___________________

 *  Less than 1%.

(1) Unless otherwise indicated, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Amounts shown include shares owned and stock options and warrants that may be exercised within 60 days.

(2) Includes options and warrants that may be exercised for Common Stock within 60 days of March 10, 1999, for each individual as follows: George B. Rathmann, 657,935 shares; Gary L. Wilcox, 505,297 shares; W. Michael Gallatin, 159,589 shares; Thomas P. St. John, 154,002 shares; Howard S. Mendelsohn, 79,724 shares; Frank T. Cary, 143,485 shares; James L. Ferguson, 143,485 shares; William H. Gates, III, 345,012 shares; Patrick W. Gray, 110,309 shares; Janice M. LeCocq, 77,355 shares; David V. Milligan, 70,471 shares; Robert W. Pangia, 135,485 shares; Clifford J. Stocks, 69,737 shares; Alexander B. Trowbridge, 135,485 shares; Walter B. Wriston, 135,485 shares; and all Directors and executive officers as a group, 2,922,856 shares.

(3) Includes 150,000 shares held by the Rathmann Family Revocable Trust.

Election of Directors

     The Company's Board of Directors consists of ten Directors, each of whom is elected for a three-year term. The Board of Directors is divided into three classes, with one class of Directors elected to three-year terms at each Annual Meeting of Stockholders. Six of the Directors are serving terms that continue beyond the Annual Meeting. Of the continuing Directors, three are serving terms that will not expire until the 2000 Annual Meeting of Stockholders and three are serving terms that will not expire until the 2001 Annual Meeting of Stockholders. At the Annual Meeting, four Directors will be elected, each of whom will hold office for a term of three years or until his successor is elected and qualified.

     The Board of Directors has unanimously nominated David V. Milligan, Alexander B. Trowbridge, Gary L. Wilcox, and Walter B. Wriston for election at the Annual Meeting. Unless otherwise instructed, it is the intention of the persons named as proxies on the enclosed proxy card to vote shares represented by properly executed proxies for the four nominees to the Board of Directors named above. If any nominee shall not be a candidate for election as a Director at the Annual Meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the Board. No circumstances are presently known that would render any nominee named herein unavailable to serve.

     Nominees for Election as Class 3 Directors. The following are the nominees to serve as Class 3 Directors until the Annual Meeting of Stockholders to be held in the year 2002:

     David V. Milligan (age 58) has been a Director of the Company since October 1995. In 1996, Dr. Milligan retired from Abbott Laboratories, Inc., a healthcare products manufacturer, where he served as Senior Vice President and Chief Scientific Officer. Dr. Milligan joined Abbott Laboratories in 1979 and headed both the diagnostics and the pharmaceutical research and development organizations during his career there. Dr. Milligan is currently non-executive Chairman of the Board of Caliper Technologies, Inc., and Versicor, Inc., as well as a member of the boards of directors of Diametrics Medical, Maxia Pharmaceuticals and The Presbyterian Homes. He is also a vice president of Bay City Capital, a San Francisco-based merchant bank. Dr. Milligan received an A.B. in chemistry from Princeton University, as well as an M.S. and a Ph.D. in organic chemistry from the University of Illinois.

     Alexander B. Trowbridge (age 69) has been a Director of the Company since January 1990. He was President of the National Association of Manufacturers, a national trade association, from 1980 to 1990, and is currently President of Trowbridge Partners, Inc., a business consulting firm. In 1967 and 1968, Mr. Trowbridge was Secretary of Commerce in the administration of President Johnson, having served as Assistant Secretary of Commerce from 1965 to 1967. He was Vice Chairman of Allied Chemical Corporation (now Allied-Signal) from 1976 through 1980. From 1970 to 1976, he was President of The Conference Board, a management and economic research organization. He is currently a Director of the E.M. Warburg-Pincus Funds, Gillette Company, Harris Corporation, IRI International Corp., New England Life Insurance Company, The Rouse Company, and Sunoco, Inc.

     Gary L. Wilcox (age 52) joined the Company in September 1993 as Executive Vice President, Operations and has been a Director of the Company since 1993. In April 1995, Dr. Wilcox was appointed Corporate Secretary of the Company. Previously, Dr. Wilcox served as Vice Chairman, Executive Vice President and Director of Xoma Corporation, a biotechnology company. From 1982 to 1989 he was the President and Chief Executive Officer of International Genetic Engineering, Inc., known as Ingene, which he co-founded. In 1989, Ingene was acquired by Xoma Corporation. Dr. Wilcox is currently a Director of London Pacific Group Limited, and Pepperdine University. Dr. Wilcox received his Ph.D. in molecular biology and biochemistry from the University of California at Santa Barbara.

     Walter B. Wriston (age 79) has been a Director of the Company since January 1990. He was Chairman of the Board from 1970 through 1984 and Chief Executive Officer from 1967 through 1984 of Citicorp/Citibank, N.A., a national banking association. Mr. Wriston is currently a Director of Cygnus, Inc., VION Pharmaceuticals, Inc., and York International Corporation. He is former Chairman of President Reagan's Economic Policy Advisory Board, a member and former Chairman of The Business Council and a former Co-Chairman and Policy Committee member of the Business Roundtable.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   THE ELECTION OF THE ABOVE-NAMED NOMINEES
                          TO THE BOARD OF DIRECTORS.

Continuing Directors (until 2000)

     The three Class 1 Directors, Frank T. Cary, James L. Ferguson, and Janice M. LeCocq, are currently serving terms that expire at the 2000 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

     Frank T. Cary (age 78) has been a Director of the Company since January 1990. He was Chairman and CEO of the Board of International Business Machines Corporation, a business equipment manufacturer, from 1973 to 1980. He is currently a Director of Celgene Corporation, Cygnus Inc., LEXMARK, Lincare, Inc., VION Pharmaceuticals, Inc. and Teltrend, Inc.

     James L. Ferguson (age 73) has been a Director of the Company since January 1990. He became Chief Executive Officer of General Foods Corporation in 1973, assumed the combined offices of Chairman and President in 1974, and retired in 1989. Mr. Ferguson is currently a Director of VION Pharmaceuticals, Inc., a member of The Business Council and Council on Foreign Relations, a Trustee of the Aspen Institute, and a Life Trustee of Hamilton College. He is past Chairman of the Grocery Manufacturers of America, Inc., the Council for Aid to Education, and The Conference Board.

     Janice M. LeCocq (age 49) has been a Director of the Company since October 1990. Since December 1998, she has been Managing Partner for Collins Mabry & Company, LLC, a consulting firm. Prior to that she was Chairman and Chief Executive Officer of Gryphon Sciences, a biotechnology company. From October 1990 to December 1994, Dr. LeCocq served as the Executive Vice President, Finance and Administration and Chief Financial Officer of the Company. From 1986 to 1990, Dr. LeCocq held positions within the corporate finance group at Montgomery Securities, an investment banking company. From 1985 to 1986, she was responsible for the investor relations consulting group at Regis McKenna, a communications company. Dr. LeCocq is currently a Director of Hyseq, Inc. Dr. LeCocq received her Ph.D. from Stanford University.

Class 2 Directors (until 2001)

     The three Class 2 Directors, William H. Gates, III, Robert W. Pangia and George B. Rathmann, are currently serving terms that expire at the 2001 Annual Meeting of the Stockholders or until their respective successors are elected and qualified.

     William H. Gates, III (age 43) has been a Director of the Company since July 1990. Mr. Gates is a co-founder of Microsoft Corporation, a software company, and has been its Chief Executive Officer and Chairman of the Board since its incorporation in 1981.

     Robert W. Pangia (age 47) has been a Director of the Company since April 1990. Currently a private investor, Mr. Pangia served from 1987 to 1996 as Executive Vice President and Director of Investment Banking at PaineWebber Incorporated, which is engaged in investment banking and securities brokerage. From 1986 until joining PaineWebber in 1987, he was a Managing Director with Drexel Burnham Lambert, an investment banking firm. From 1977 to 1986, Mr. Pangia worked in various positions in the Corporate Financing Department at Kidder Peabody & Co., an investment banking and securities brokerage firm, including serving as Director of the Technology Finance Group. He is currently a Director of IDEC Pharmaceuticals.

     George B. Rathmann (age 71) has been the Company's Chairman of the Board since January 1990 and Chief Executive Officer and President since September 1991. Dr. Rathmann was previously associated with Abbott Laboratories, Inc., a healthcare products manufacturer, where from 1975 to 1977 he was Director of Research and Development and from 1977 to 1980, Divisional Vice President. In 1980, he co-founded Amgen, Inc. ("Amgen"), a publicly held biotechnology company. He was a Director of Amgen until 1993 and since 1980 has, at various times, also served as its Chairman of the Board, President and Chief Executive Officer. Dr. Rathmann received his Ph.D. in physical chemistry from Princeton University.

Other Executive Officers

     W. Michael Gallatin (age 45) is currently Vice President and Scientific Director of the Company, a position he has held since April 1995. Dr. Gallatin joined the Company in 1990 as Director of the Cell Adhesion Program and became a Senior Director, Science, in July 1992. He was appointed Vice President, Biological Research, in October 1993. Prior to joining the Company, Dr. Gallatin was a faculty member of the Fred Hutchinson Cancer Research Center in Seattle, Washington, and an affiliate faculty member of the Department of Microbiology at the University of Washington. He received his Ph.D. in immunology from the University of Alberta (Canada) for his research on genetic resistance to neoplastic disease and mechanisms of tumor cell metastasis. Dr. Gallatin has been actively researching immunobiology and cell adhesion for 21 years and has authored numerous scientific articles, including the first description of a cell adhesion molecule involved in site-specific leukocyte traffic, which he published in 1983 while a postdoctoral fellow at Stanford University.

     Patrick W. Gray (age 47) is currently Vice President, Science, for the Company, a position he has held since January 1998. Dr. Gray joined the Company in September 1990 as Director of the Leukocyte Biochemistry Program and became a Senior Director, Science, in July 1992. Prior to joining the Company, Dr. Gray was a senior scientist at Genentech for nine years where his laboratory was the first to characterize genes for several cytokines. As a postdoctoral fellow at the University of California, San Francisco, his research focused on the characterization of Hepatitis B viral surface antigen, now the basis of a recombinant vaccine. Dr. Gray received his Ph.D. in chemistry from the University of Colorado. His research has resulted in over 100 publications and has led to development of several recombinant clinical candidates and several approved recombinant pharmaceuticals.

     Howard S. Mendelsohn (age 41) is currently the Chief Accounting Officer of the Company, a position he has held since March 1994, prior to which he served as Corporate Controller, beginning in November 1992. From 1989 to 1990, Mr. Mendelsohn was Chief Financial Officer of Biotope, Inc., a medical product manufacturer. From 1987 to 1990, he served as Chief Financial Officer of BioControl Systems, Inc., a diagnostics manufacturing company. Mr. Mendelsohn received his B.S. in biochemical business management from the University of California and is a Certified Management Accountant.

     Thomas P. St. John (age 46) is currently Vice President, Therapeutic Development, for the Company, a position he has held since October 1993. Dr. St. John joined the Company in September 1990 as Director of the Structural Cell Biology Program and became a Senior Director, Science, in July 1992. Prior to joining the Company, Dr. St. John was a faculty member of the Fred Hutchinson Cancer Research Center in Seattle, Washington, and an affiliate faculty member of the University of Washington in the Department of Medicine and Department of Genetics. Dr. St. John received his Ph.D. in biochemistry from Stanford University in 1980. He conducted undergraduate research at the California Institute of Technology in the Division of Biology, predoctoral research at Stanford University in the Department of Biochemistry, and postdoctoral research at Stanford University in the Departments of Medical Microbiology and Pathology. Dr. St. John's record of publications in the fields of cell adhesion and immunology reflect a 19-year research focus on molecular identification of cell adhesion molecules and delineation of their roles in immune cell function and leukocyte traffic.

     Clifford J. Stocks (40) is currently Vice President, Business Development, for the Company, a position he has held since January 1999. Mr. Stocks joined the Company in February 1992 as a Business/Corporate Development Manager, and became Director, Business Development, in January 1993 and Senior Director, Business Development, in January 1997. Prior to joining ICOS, Mr. Stocks was an Associate with Booz Allen & Hamilton management consultants in the Chicago Health Services Practice. His background includes research at the Department of Immunology at the University of Utah and the Department of Molecular Genetics at the University of Chicago. Mr. Stocks received a B.S. in biology from the University of Utah in 1980 and a master's of business administration from the University of Chicago Graduate School of Business in 1989.

Information on Committees of the Board of Directors and Meetings

     The Board of Directors met six times during the fiscal year ended December 31, 1998. Each of the Directors attended 100% of the meetings of the Board of Directors and of meetings held by all committees of the Board of Directors on which they served.

     The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee consists of three nonemployee Directors, Messrs. Ferguson, Trowbridge and Wriston (Chairman). The Audit Committee reviews the preparation of the Company's accounts and considers the engagement of independent public accountants for the ensuing year and the terms of such engagement. In addition, the Audit Committee reviews the scope of the audit proposed by such accountants and receives and reviews the audit reports. The Audit Committee met once during the fiscal year ended December 31, 1998.

     The Compensation Committee consists of three nonemployee Directors, Messrs. Cary (Chairman) and Ferguson and Dr. Milligan. The Compensation Committee is responsible for establishing compensation levels for the Company's executive officers, establishing and administering performance-based compensation plans, evaluating the performances of the Company's executive officers, considering management succession and related matters, and administering the 1989 Stock Option Plan (the "1989 Plan") and, subject to stockholder approval, will be responsible for administering the 1999 Stock Option Plan. The Compensation Committee met two times during the fiscal year ended December 31, 1998.


     The Nominating Committee consists of Dr. Rathmann (Chairman) and Messrs. Trowbridge and Wriston. The Nominating Committee makes recommendations to the Board of Directors concerning the qualifications of prospective candidates to fill vacancies on, or to be elected or re-elected to, the Board of Directors. The Nominating Committee also makes recommendations to the Board of Directors concerning candidates for election as Chief Executive Officer of the Company, election of other corporate officers and succession planning for senior management. No procedures have been established for considering nominations by stockholders. The Nominating Committee met once during the fiscal year ended December 31, 1998.

Compensation of Directors

     The Company has a policy of paying Directors who are not employees of the Company an annual fee of $15,000 for service on the Board of Directors, together with a fee of $1,000 for each Board meeting and $500 for each Board committee meeting attended.

     Under the Company's 1991 Stock Option Plan for Nonemployee Directors (the "Director Plan"), nonemployee Directors received automatic option grants upon their initial election or appointment to the Board and at each annual meeting of stockholders thereafter, assuming continued service on the Board. In accordance with the automatic grant guidelines of the Director Plan, on May 6, 1998, each nonemployee Director was entitled to receive an option to purchase 11,130 shares of Common Stock. The number of shares available for issuance under the Director Plan was insufficient to satisfy the full amount of those grants and so each Director received options to purchase 9,788 shares of Common Stock at an exercise price of $14.375 per share, representing the fair market value of the Common Stock on that date. To make up the shortfall, on June 5, 1998, each nonemployee Director was granted an option under the 1989 Plan to purchase 1,342 shares of Common Stock at an exercise price of $19.25 per share, representing the fair market value of the Common Stock on that date (the "June 1998 Grants"). Because the fair market value of the Common Stock increased by approximately $4.88 from May 6, 1998 to June 5, 1998, the June 1998 Grants have a correspondingly higher exercise price. To offset the increased exercise price of the June 1998 Grants, each nonemployee Director is entitled to a cash bonus, payable in the event of exercise of the June 1998 Grant, in the amount of approximately $4.88 for each share of Common Stock subject to his or her June 1998 Grant.

     As of March 10, 1999, options for 950,000 shares had been granted and options for 118,473 shares had been exercised under the Director Plan. No additional shares remain available for issuance under the Director Plan.
Subject to stockholder approval, future option grants to nonemployee Directors will be made under the 1999 Stock Option Plan and the Stock Option Grant Program for Nonemployee Directors (the "Director Program"), under the terms of the 1999 Stock Option Plan.

     The Director Program provides, beginning with the 1999 Annual Meeting, for an initial grant and automatic annual grants thereafter to each nonemployee Director of nonqualified stock options for a number of shares determined by dividing $170,000 by the closing market price of the Common Stock on the date of grant. The exercise price of the options will be the closing market price of the Common Stock on the date of grant. Options granted under the Director Program become 50% vested after the Director has served for one year from the date of initial election or appointment to the Board of Directors and 100% after two years from such date. The options have a ten-year term but cannot be exercised later than two years after termination of service as a Director. The Director Program is subject to revision at the discretion of the Board of Directors.

Executive Compensation

     The following table sets forth certain information regarding compensation paid by the Company during the past three fiscal years to its Chief Executive Officer and the other four most highly compensated executive officers in 1998 (the "Named Executive Officers").

                          Summary Compensation Table

------------------------------------------------------------------------------------------------------
                                                      Annual             Long-Term Compensation
                                                   Compensation                  Awards
                                               -------------------------------------------------------
 Name and Principal Position           Year          Salary ($)          Securities Underlying
                                                                              Options (#)
------------------------------------------------------------------------------------------------------
George B. Rathmann                     1998          $430,000                  63,434
Chief Executive Officer                1997           370,000                  19,035
and President                          1996           335,000                  48,788
------------------------------------------------------------------------------------------------------
Gary L. Wilcox                         1998           345,000                  62,090
Executive Vice President,              1997           312,000                  72,819
Operations                             1996           282,000                  49,252
------------------------------------------------------------------------------------------------------
W. Michael Gallatin                    1998           250,000                  40,152
Vice President and                     1997           225,000                  36,025
Scientific Director                    1996           170,000                  31,354
------------------------------------------------------------------------------------------------------
Thomas P. St. John                     1998           230,000                  37,376
Vice President,                        1997           200,000                  36,275
Therapeutic Development                1996           155,000                  30,194
------------------------------------------------------------------------------------------------------
Howard S. Mendelsohn                   1998           160,000                  11,000
Chief Accounting Officer               1997           140,000                  40,000
                                       1996           115,000                  12,000
------------------------------------------------------------------------------------------------------

1998 Option Grants

     The following table sets forth certain information regarding stock options granted to the Named Executive Officers in 1998. See "Report of the Compensation Committee on Executive Compensation."

                          Option Grants in Fiscal 1998

 ----------------------------------------------------------------------------------------------------------------------
                                                                                      Potential Realizable Value at
                                                                                   Assumed Annual Rates of Stock Price
                                  Individual Grants                                  Appreciation for Option Term (2)
-----------------------------------------------------------------------------   ---------------------------------------
                 Number of        Percent of
                 Securities      Total Options
                 Underlying       Granted to      Exercise
                  Options        Employees in      Price       Expiration
   Name         Granted (#)(1)   Fiscal Year      ($/Share)       Date             0% ($)      5% ($)          10% ($)
-----------------------------------------------------------------------------   ----------------------------------------
George B.
 Rathmann         63,434              5%           $17.063       1/7/08             $ 0   $    680,699   $    1,725,026
Gary L.
 Wilcox           62,090              5%           $17.063       1/7/08               0        666,277        1,688,477
W. Michael
 Gallatin         40,152              3%           $17.063       1/7/08               0        430,864        1,091,895
Thomas P.
 St. John         37,376              3%           $17.063       1/7/08               0        401,075        1,016,404
Howard S.
 Mendelsohn       11,000              1%           $17.063       1/7/08               0        118,039          299,134
-----------------------------------------------------------------------------------------------------------------------
Totals for:
Named
 Executive
 Officers:       214,052             17%                                            $ 0   $  2,296,955   $    5,820,936

All Shareholders
 (3):                                                                               $ 0   $445,136,711   $1,128,063,822
-----------------------------------------------------------------------------------------------------------------------

 (1) The options granted to Management Incentive Program ("MIP") participants in 1998 (for performance in 1997) as described in the report of the Compensation Committee were fully exercisable upon grant. The total number of MIP options granted to the Named Executive Officers in 1998 were 18,434, 27,090, 23,152 and 21,876 to Drs. Rathmann, Wilcox, Gallatin and St. John, respectively. Mr. Mendelsohn was not a participant in the MIP during 1997. Options granted under the periodic stock option grant program become exercisable in 48 equal monthly installments beginning January 7, 1998. The per share option exercise prices represent the fair market value of the Common Stock on the date of grant based on the closing price of the Common Stock as reported on The Nasdaq Stock Market. The option term is ten years. The optionee would have the right immediately prior to certain changes of control of the Company to exercise his option in whole or in part whether or not the vesting requirements set forth in his option agreement have been satisfied. The exercise price and tax withholding obligations relating to exercise may be paid by delivery of already-owned shares or by offsetting the underlying shares, subject to certain conditions. See "Employment Contracts, Termination of Employment and Change of Control Arrangements" for a description of provisions regarding acceleration of vesting upon certain changes in control.

 (2) The dollar amounts under these columns are the result of calculations at the 0%, 5% and 10% rates in accordance with regulations of the Securities and Exchange Commission ("SEC") and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock price. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions, as well as the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

 (3) The increase in the market value of the holdings of all of the Company's stockholders over a ten-year period based on 41,482,043 shares of Common Stock outstanding as of December 31, 1998, at assumed annual rates of appreciation of 5% and 10% from a base price of $17.063 per share (which is the weighted average of the exercise prices of the grants), would be $445,136,711 and $1,128,063,822, respectively. Thus, the potential realizable gain on options granted in 1998 to the Named Executive Officers represents 0.52% of the total realizable gain by all stockholders if the assumed appreciation rates of 5% and 10% are achieved. Actual gains, if any, depend on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

Fiscal Year-End Option Values

     No stock options were exercised by the Named Executive Officers during 1998. The following table sets forth the number of shares covered by both exercisable and nonexercisable stock options for the Named Executive Officers as of December 31, 1998. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

                         Fiscal Year-End Option Values

------------------------------------------------------------------------------------------------------------------------------------
                                        Number of Securities Underlying Unexercised       Value of Unexercised In-the-Money Option
                                               Options at Fiscal Year-End (#)                    at Fiscal Year-End ($) (1)
------------------------------------------------------------------------------------------------------------------------------------
         Name                             Exercisable              Unexercisable              Exercisable         Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
George B. Rathmann                          309,372                   58,437                  $ 6,574,647           $1,011,194
Gary L. Wilcox                              480,568                   76,771                   11,055,609            1,463,933
W. Michael Gallatin                         148,859                   34,772                    3,109,424              653,699
Thomas P. St. John                          142,679                   32,366                    2,973,714              606,842
Howard S. Mendelsohn                         73,079                   33,271                    1,645,733              636,453
------------------------------------------------------------------------------------------------------------------------------------

(1) Amounts are based on the December 31, 1998 closing price of the Common Stock of $29.75 per share as reported on The Nasdaq Stock Market. There is no guarantee that if and when these options are exercised, they will have this value.

Compensation Committee Interlocks and Insider Participation

     During 1998, the Compensation Committee consisted of Messrs. Cary, Ferguson and Milligan. Each of Messrs. Cary and Ferguson are indebted to ICOS Clinical Partners, L.P., an affiliate of the Company, in connection with their purchase in August 1997 of interests in such limited partnership, which were sold in units for a purchase price of $100,000 per unit. As of December 31, 1998, the outstanding amount of such indebtedness for Messrs. Cary and Ferguson was $45,000 each. See "Certain Relationships and Related Transactions."

Report of the Compensation Committee on Executive Compensation

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation levels for the Company's executive officers, establishing and administering performance-based compensation plans, evaluating the performance of the Company's executive officers, considering management succession and related matters, and administering the 1989 Plan and, subject to stockholder approval, will be responsible for administering the 1999 Stock Option Plan. The Committee is comprised of Frank T. Cary (Chairman), James
L. Ferguson and David V. Milligan, all of whom are independent nonemployee Directors of the Company. The Committee reviews with the Board of Directors all aspects of compensation for the executive officers; decisions regarding awards of stock options under the 1989 Plan, however, are made solely by the Committee.

     The Committee takes into account the compensation paid by competing companies in the industry to assist it in determining the reasonableness of compensation for executive officers of the Company and to ensure that the Company is able to attract and retain key executive talent.

     The Committee's compensation policy is to structure executive compensation such that a substantial portion of the annual compensation of each executive officer is related to a combination of the Company's overall performance and each officer's individual contribution. As a result, much of an executive officer's compensation is comprised of stock options that, by their nature, provide value to that officer in direct proportion to the performance of the Common Stock price and, thus, its value to stockholders over time. These stock options are granted to executive officers pursuant to two separate programs, a performance-based incentive program and a periodic grant program.

     Base Salaries.   Executive officer salary levels are based on a subjective
evaluation of the compensation of the individual compared to competitive salaries of individuals in similar positions in the biotechnology industry; however, they are not targeted to a specific level of comparable compensation. In fulfilling its duties, the Committee relies on compensation statistics from various sources, including a survey of executive compensation for 401 public and private companies in the biotechnology industry (the "Survey"). Salary levels for 1998 for the Company's executive officers ranged between the 40th and 70th percentiles of base salary compensation for representative positions within the Survey for 1998. Approximately 29% of the public companies included in the Survey are included in the "CRSP Total Return Indexes of Nasdaq Pharmaceutical Stocks," which is included in the Stock Price Performance Graph on page 13.

     Annual and Long-Term Incentive Compensation.   The Committee does not
anticipate awarding annual cash bonuses while the Company is in a loss position. Instead, the MIP was established in 1994 for certain executive officers of the Company. During 1998, Drs. Gallatin, Rathmann, St. John and Wilcox participated in this performance-based incentive program. Under the MIP, a number of options reserved for issuance under the 1989 Plan are set aside annually in a pool for grants to MIP participants. Maximum individual grant award targets depend on the level of the individual's responsibility. Option grants to MIP participants are based on a combination of Company performance and individual performance against predetermined incentive objectives that reflect aggressive goals, which in general exceed expected results for the year. For 1998, the total number of options in the pool available for grant to participants was based on the successful completion of a series of corporate objectives, listed in order of relative weighting. The objectives included clinical development, discovery research, financing, company collaborations and financial performance. The Option Grants in Fiscal 1998 table set forth on page 9 reflects MIP awards for 1997 made in 1998, together with grants made in 1998 pursuant to the periodic stock option grant program. Because corporate performance in 1998 exceeded the targeted levels, options representing a total of 114% of the available incentive option pool for completion of corporate objectives were available for allocation to individual MIP participants. The size of individual grants from the pool to participants in 1998 was based on successful completion of objectives established for each individual. Options granted to individuals for achieving incentive objectives in 1998 ranged from 80% to 110% of the individual grant award target. Option grants under the MIP have an exercise price equal to the fair market value of the Common Stock on the grant date, are subject to immediate vesting, and expire after ten years or three months after termination of employment, whichever is earlier.

     All Company employees, including executive officers, participate in a periodic stock option grant program. The program's primary purpose is to offer an incentive for long-term performance of the Company through increases in the market price of the Common Stock, and related return on equity to the Company's stockholders. Under the program, stock options are granted to employees on a periodic schedule, on the basis of each employee's respective salary, responsibilities, position within the Company, and performance for those individuals who are nonexecutive officers. In determining the size of stock option grants under the periodic program, the Committee considers the price of the Company's Common Stock but does not consider the outstanding number of stock options held by each individual. The options granted through the program have an exercise price equal to the fair market value of the Common Stock on the grant date, vest monthly over a four-year period, and terminate after ten years or three months after termination of employment, whichever is earlier.

     1998 Compensation of the Chief Executive Officer.   In determining Dr.
Rathmann's salary for 1998, the Committee considered competitive compensation data for chairmen and chief executive officers of similar companies within the biotechnology industry. Dr. Rathmann received a salary increase of 16% in 1998, which resulted in a base salary in the 50th percentile of base salaries for chief executive officers of companies in the Survey. As a result of his participation in the MIP for 1998, Dr. Rathmann received options to purchase 18,271 shares of Common Stock, or 80% of the individual grant target. This amount was based on a combination of the achievement of certain corporate objectives and individual performance criteria relating to clinical development, discovery research, financing, corporate collaborations and financial performance. These options were granted in March 1999. In 1998, Dr. Rathmann received a stock option grant to purchase 45,000 shares of common stock under the Company's periodic stock option grant program described above. In January 1998, Dr. Rathmann received options to purchase 18,434 shares of Common Stock pursuant to his participation in the MIP in 1997.

     Section 162(m) Limitations on Executive Compensation.   Compensation
payments in excess of $1 million to each of the Chief Executive Officer or four other most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Committee does not expect cash compensation in 1999 to the Chief Executive Officer or any other executive officer to be in excess of $1 million. The 1989 Plan and, subject to stockholder approval, the 1999 Stock Option Plan are designed to qualify stock option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Submitted by the Compensation Committee of the Company's Board of Directors

     Frank T. Cary, Chairman
     James L. Ferguson
     David V. Milligan

Stock Price Performance Graph

     The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of The CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and CRSP Total Return Index for The Nasdaq Stock Market Pharmaceutical Stocks, an index of approximately 375 companies, the stocks of which are quoted on The Nasdaq Stock Market and the Primary Standard Industrial Classification Code Number of which is 283, Pharmaceutical Companies. The Company will provide to stockholders upon request a list of companies that comprise the Nasdaq Pharmaceutical Stock Index.
Note: Stock price performance shown for the Company is historical and not necessarily indicative of future price performance.

         Comparison of Cumulative Total Return Among ICOS Corporation,
   The CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and CRSP Total Return Index for The Nasdaq Pharmaceutical Stocks(1)

                       [PERFORMANCE GRAPH APPEARS HERE]

                      12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
--------------------------------------------------------------------------------
ICOS Corporation        $100      $66       $131      $136      $326      $529

CRSP Total Return
 Index for The
 Nasdaq Stock Market
 (U.S. Companies)       $100      $98       $138      $170      $209      $293

CRSP Total Return
 Index for The Nasdaq
 Pharmaceutical Stocks  $100      $75       $138      $138      $143      $183
--------------------------------------------------------------------------------

  (1) Assumes $100 was invested on December 31, 1993 in the Common Stock, the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and CRSP Total Return Index for The Nasdaq Pharmaceutical Stocks. Total return performance for CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and CRSP Total Return Index for The Nasdaq Pharmaceutical Stocks is weighted based on the market capitalization of the firms included in each index and assumes that dividends are reinvested. The CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the CRSP Total Return Index for The Nasdaq Pharmaceutical Stocks are produced and published by the Center for Research in Securities Pricing at the University of Chicago, Graduate School of Business, 1101 East 58th Street, Chicago, Illinois 60637.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

     Any option granted under either the 1989 Plan, the Director Plan or, subject to stockholder approval, the 1999 Stock Option Plan will terminate in the event of a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the Company's stockholders receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, but the optionee would have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied. The exercise price and tax withholding obligations relating to exercise may be paid by delivery of already-owned shares or by offsetting the underlying shares, subject to certain conditions.

     If the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, separation or reorganization, except in certain conditions, all options granted under the 1989 Plan or the 1999 Stock Option Plan, including those to executive officers, will be converted into options to purchase shares of the Exchange Stock unless the Company and the other corporation in their sole discretion determine that any or all such options will terminate. If such options are determined to terminate, the optionee will have the right immediately prior to such merger, consolidation, acquisition of property or stock, separation or reorganization, to exercise such optionee's option in whole or in part whether or not the vesting requirements have been satisfied.

     If the options are converted into options for Exchange Stock, then each converted option will become fully vested and immediately exercisable unless such option is (i) assumed by the successor corporation or such option is to be replaced with a comparable option for the purchase of shares of the capital stock of the successor corporation or its parent corporation or (ii) to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option. Any such options that are assumed or replaced and do not otherwise accelerate at the time of the transaction will be accelerated in the event the optionee's employment or services should subsequently terminate within two years following such transaction, unless such termination is for cause or by the optionee voluntarily without good reason.

Proposal to Adopt the 1999 Stock Option Plan

     Subject to stockholder approval, the 1999 Stock Option Plan will replace the Company's 1989 Plan, which expires in 1999. The purpose of the 1999 Stock Option Plan (the "1999 Plan") is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain the services of selected employees, officers, directors, agents, consultants, advisors and independent contractors and to provide added incentive to them by encouraging stock ownership in the Company. The Company has had, since its early days, a policy of granting stock options to all employees to help ensure that the long-term interests and goals of stockholders are closely aligned with those of the individuals responsible for the Company's day-to-day operation and management. The Company's policy is to grant all employees stock options upon commencement of employment. The number of shares exercisable under each grant to new employees is based on the employee's level of responsibility and compensation. The Company also has a program of periodic stock option grants to existing employees subject to the achievement of individual and corporate objectives and based on each employee's respective responsibilities. In addition, in 1994 the Management Incentive Plan ("MIP") was established for certain executive officers of the Company. Under the MIP, a number of options reserved for issuance under the 1999 Plan will be set aside annually for potential grants to participants. Grants to participants under the MIP are based on achievement of certain corporate and individual objectives established annually. The Company believes that the inherent value created by the granting of options under the 1989 Plan has proven to be a highly successful means of attracting, retaining, and motivating highly qualified scientific, administrative and managerial talent. The Company believes that the 1999 Plan will prove equally successful.

     The text of the 1999 Plan, subject to stockholder approval, is attached to this Proxy Statement as Exhibit A. The following summary is qualified by reference to such text for a more complete statement of its provisions.

     Subject to adjustment as provided below, 5,000,000 shares of Common Stock are available for issuance under the 1999 Plan. In addition (a) any authorized shares not issued or subject to outstanding options under the Company's 1989 Plan and (b) any shares subject to outstanding options under the 1989 Plan and the Director Plan that cease to be subject to such options (other than by reason of exercise of the options to the extent they are exercised for shares), up to an aggregate maximum of 7,412,048 shares, will no longer be available for grant and issuance under such plans, but will be available for issuance under the 1999 Plan.

     As of March 10, 1999, 5,683,012 shares of Common Stock were subject to outstanding options and 896,809 shares of Common Stock remained available for future grants under the 1989 Plan.

     The 1999 Plan also provides that no more than 2,500,000 shares of Common Stock may be made subject to option grants under the 1999 Plan to any individual in any consecutive three-year period, such limitation to be applied to the extent required by Section 162(m) of the Internal Revenue Code of 1989 (the "Code"). Section 162(m) imposes a cap on the deductibility, for federal income tax purposes, of certain compensation payments in excess of $1 million unless the payments qualify for the "performance-based" exemption from the $1 million exemption.

     Terms and Conditions of Stock Option Grants. The 1999 Plan is administered by the Compensation Committee of the Board of Directors (the "Administrator"). At the discretion of the Administrator, options granted under the 1999 Plan may be either nonqualified stock options ("NSOs") or Incentive Stock Options ("ISOs"), which are intended to meet all the requirements of an "Incentive Stock Option" as defined in Section 422 of the Code. Under the 1999 Plan, the Administrator may grant ISOs to any employee of the Company and may grant NSOs to any employee, officer, agent, consultant, advisor or independent contractor of the Company. All option grants, except as noted below, expire ten years from the date of grant unless otherwise established by the Administrator. All option grants will vest and become exercisable in monthly increments over a four-year period from the grant date, unless otherwise determined by the Administrator. All ISOs must have an exercise price that is at least 100% of the fair market value of the Common Stock on the grant date. NSOs are generally granted with an exercise price equal to 100% of the fair market value of the Common Stock on the grant date; however, in no case can the exercise price be less than 85% of the fair market value of the Common Stock on the grant date. Under the 1999 Plan, "fair market value" means the closing price of the Common Stock as reported by The Nasdaq Stock Market for a single trading date. The closing price of the Common Stock on February 28, 1999 was $24.50 per share.

     ISOs granted to employees who own more than 10% of the total combined voting power of all classes of stock of the Company will be limited to a five-year term, and the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant.

     Subject to vesting periods, each option may be exercised at any time in whole or in part in accordance with its terms. All options granted under the Plan terminate three months after termination of the optionee's relationship with the Company for reasons other than disability, death or retirement, unless otherwise determined by the Administrator. Options terminate one year after termination due to death or disability and three years after termination due to retirement, unless the Administrator determines otherwise.

     Restrictions on Transfer. Options granted under the 1999 Plan are not transferable, pledgable or assignable other than (i) by will or the laws of descent and distribution or (ii) to the extent permitted by the Administrator and Section 422 of the Code, by gift or other transfer to either (a) any trust or partnership in which the original optionee or such person's spouse or other immediate family member has a substantial beneficial interest or (b) a spouse or other immediate family member; provided, however, that such a transfer would be subject to all the same terms and conditions contained in the instrument evidencing the option. In addition, in the Administrator's discretion, an optionee may designate a beneficiary to exercise the option after the optionee's death.

     In the event of any reorganization, stock dividend, stock split spin-off or similar change in the Common Stock, the number and price per share of shares covered by unexercised options will be proportionately adjusted.

     For a description of treatment of stock options upon a change of control, see "Employment Contracts, Termination of Employment and Change of Control Arrangements."

     Tax Consequences. NSOs granted under the 1999 Plan are taxed pursuant to rules under Section 83 of the Code. An optionee will not be deemed to receive any income at the time an option is granted, nor will the Company be entitled to a deduction at that time. When any part of an option is exercised, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the option price and the fair market value at the time of exercise of the shares to which the option pertains. The Company will be entitled to a tax deduction at that time in an amount equal to the amount of ordinary income realized by the optionee.

     ISOs granted under the Plan are taxed pursuant to rules under Section 422 of the Code. An optionee will not be deemed to receive any income at the time an ISO is granted or, assuming certain holding periods are met, at the time an ISO is exercised. However, the exercise of an ISO creates taxable income for the purpose of calculating the alternative minimum tax, if any, in the amount by which the fair market value of the shares at the time of exercise exceeds the option price. Assuming certain holding-period requirements are met, the recognition of taxable ordinary income does not occur until the stock received upon exercise of an ISO is subsequently sold. The amount of income is determined by the amount by which the fair market value of the shares at the time of sale exceeds the option exercise price. If stock received upon exercise of an ISO is sold before the statutory holding period (a "disqualifying disposition"), the optionee will be deemed to have received ordinary income in an amount equal to the difference between the option price and the fair market value at the time of exercise. The Company is not generally entitled to a deduction as a result of the grant or exercise of an ISO except in the case of disqualifying dispositions.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 1999
                               STOCK OPTION PLAN.

Certain Relationships and Related Transactions

     In June 1996, the Company entered into a transaction with Charybdis Corporation, a start-up biotechnology company now known as Ceptyr, Inc. ("Ceptyr"), in which the Company (i) licensed and released to Ceptyr certain technology that the Company had independently determined would not be part of the Company's development programs, (ii) agreed to provide incubation services to Ceptyr, including laboratory space and certain small-molecule screening services and know-how, which services the Company expects to extend for additional consideration, and (iii) received stock of Ceptyr. This agreement was extended and expanded to provide the Company with an option to acquire rights to certain technologies developed by Ceptyr or to convert the value of the Company's services provided to Ceptyr into additional stock of Ceptyr. In addition, for a cash investment in June 1996, Ceptyr issued stock to Falcon Technology Partners II, L.P. ("Falcon II"), a venture capital limited partnership all of whose interests (general partner and limited partner interests) are directly or indirectly held by Dr. Rathmann's five adult children. Falcon II borrowed funds from Falcon for its investment in Ceptyr. The Company and Falcon have a controlling interest in Ceptyr. In accordance with the rights of the Company to designate a director to the board of directors of Ceptyr, Dr. Wilcox, the Company's Executive Vice President, Operations, became a director of Ceptyr.

     The Ceptyr transaction described in the preceding paragraph has been approved by the disinterested members of the Company's Board of Directors.

     In August 1997, ICOS Clinical Partners, L.P. (the "Partnership"), an affiliate of the Company, completed the sale to private investors of interests in the Partnership, which were sold in units (each a "Unit"). In respect of the $100,000 purchase price for each Unit, each investor was required to make a cash payment in the amount of $30,000 and to deliver a non-interest bearing promissory note (an "Investor Note") payable to the Partnership, evidencing the investor's obligation to make installment payments to the Partnership of $25,000 on May 31, 1998 and May 31, 1999, and $20,000 on May 31, 2000. Dr. Rathmann, an
officer and Director of the Company, and Mr. Gates, a Director of the Company, each purchased 41 Units for $4.1 million. Messrs. Cary, Ferguson and Pangia, Directors of the Company, each purchased one Unit for $100,000. Dr. Rathmann and Messrs. Gates, Cary, Ferguson Pnd pangia have made their installment payments under their respective Investor Notes as such amounts have been due and payable.

Proposal to Ratify Appointment of Independent Public Accountants

     The Board of Directors will request that the stockholders ratify its selection of KPMG LLP, independent auditors, to examine the financial statements of the Company for the fiscal year ending December 31, 1999. KPMG LLP examined the financial statements of the Company for the fiscal year ended December 31, 1998. Representatives of KPMG LLP will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions of stockholders. The affirmative vote of a majority of the shares represented at the Annual Meeting is required for the ratification of the Board's selection of KPMG LLP as the Company's independent auditors.

     The Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP as the Company's independent public accountants.

Proposals of Stockholders

     A stockholder who intends to present a proposal at the 2000 Annual Meeting of Stockholders and desires that information regarding the proposal be included in the 2000 proxy statement and proxy must ensure that such information is received by the Company in writing no later than November 30, 1999.

     Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the Company intends to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in the Company's proxy statement for the Company's 2000 Annual Meeting Sf stockholders, except in circumstances where (i) the Company receives notice of the proposed matter no later than February 14, 2000, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of securities, to file with the SEC the initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Other Business

     As of the date of this Proxy Statement, the Company knows of no other business to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying proxy.

Annual Reports

     Copies of the 1998 Annual Report to stockholders of the Company are being mailed to stockholders concurrently with this Proxy Statement, the proxy and the Notice of 1999 Annual Meeting of Stockholders. Additional copies may be obtained from the Investor Relations Department at the Company's principal executive offices.

     Upon written request addressed to the Investor Relations Department at the Company's principal executive offices from any person solicited herein, the Company will provide, at no cost, a copy of the Form 10-K Annual Report filed with the SEC for the fiscal year ended December 31, 1998.


                             BY ORDER OF THE BOARD OF DIRECTORS


                             /s/ George B. Rathmann
                             -----------------------------------
                             George B. Rathmann
                             Chairman of the Board of Directors,
                             Chief Executive Officer and President

March 30, 1999
Bothell, Washington

                                   EXHIBIT A

                                ICOS CORPORATION


                             1999 STOCK OPTION PLAN

                              SECTION 1. PURPOSE


     The purpose of the ICOS Corporation 1999 Stock Option Plan (the "Plan") is to enhance the long-term stockholder value of ICOS Corporation, a Delaware corporation (the "Company"), by offering opportunities to selected persons to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and its Related Corporations (as defined in Section 2) and to acquire and maintain stock ownership in the Company.

                            SECTION 2. DEFINITIONS

     For purposes of the Plan, the following terms shall be defined as set forth below:

     "Board" means the Board of Directors of the Company.

     "Cause" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.


     "Common Stock" means the common stock, par value $.01 per share, of the Company.

     "Corporate Transaction" has the meaning set forth in Section 11.2

     "Disability," unless otherwise defined by the Plan Administrator, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable, in the opinion of the Company, to perform his or her duties for the Company or a Related Corporation and to be engaged in any substantial gainful activity.

     "Effective Date" means the date on which the Plan is adopted by the Board, so long as it is approved by the Company's stockholders at any time within 12 months of such adoption.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq Stock Market, the closing selling price for the Common Stock as reported by the Nasdaq Stock Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing selling price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day; provided, however, that if there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

     "Good Reason" means the occurrence of any of the following events or conditions:

     (a) the assignment to the Participant of any duties materially inconsistent with the Participant's position, authority, duties or responsibilities as in effect immediately prior to a Corporate Transaction or any other action by the successor corporation which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith and which is remedied by the successor corporation promptly after receipt of notice thereof given by the Participant;

     (b) a reduction in the Participant's annual base salary;

     (c) the successor corporation's requiring the Participant (without the Participant's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the successor corporation's business that is not materially greater than such travel requirements prior to the Corporate Transaction;

     (d) the successor corporation's failure to provide the Participant with compensation and benefits at least equal in the aggregate (in terms of benefit levels and/or reward opportunities) to those provided for under any employee benefit plan, program or practice as in effect immediately prior to the Corporate Transaction, except for changes in general welfare and benefit plans in a manner consistent with similar plans applicable to the employees of the successor corporation and its affiliates in general, which changes on the whole (after consideration of any additional benefits provided after the consummation of the Corporate Transaction) are not material decreases; or

     (e) any material breach by the successor corporation of its obligation to Participant under the Plan.

     "Grant Date" means the date on which the Plan Administrator completes the corporate action relating to the grant of an Option and all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Options shall not defer the Grant Date.

     "Incentive Stock Option" means an Option to purchase Common Stock granted under Section 7 with the intention that it qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

     "Nonqualified Stock Option" means an Option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

     "Option" means the right to purchase Common Stock granted under Section 7.

     "Option Term" has the meaning set forth in Section 7.3.

     "Parent," except as otherwise provided in Section 8.4 in connection with Incentive Stock Options, means any entity, whether now or hereafter existing, that directly or indirectly controls the Company.

     "Participant" means (a) the person to whom an Option is granted; (b) for a Participant who has died, the personal representative of the Participant's estate, the person(s) to whom the Participant's rights under the Option have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with Section 10; or (c) the person(s) to whom an Option has been transferred in accordance with Section 10.

     "Plan Administrator" means the Board or any committee or committees designated by the Board to administer the Plan under Section 3.1.

     "Related Corporation" means any Parent or Subsidiary of the Company.

     "Retirement" means retirement as of the individual's normal retirement date under the Company's 401(k) Plan or other similar successor plan applicable to salaried employees, unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiary," except as provided in Section 8.4 in connection with Incentive Stock Options, means any entity that is directly or indirectly controlled by the Company.

     "Termination Date" has the meaning set forth in Section 7.6.

                           SECTION 3.  ADMINISTRATION

3.1  Plan Administrator


     The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (a "Plan Administrator"). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Code and (b) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act.
Notwithstanding the foregoing, the Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

3.2  Administration and Interpretation by Plan Administrator


     Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Options under the Plan, including the selection of individuals to be granted Options, the type of Options, the number of shares of Common Stock subject to an Option, all terms, conditions, restrictions and limitations, if any, of an Option and the terms of any instrument that evidences the Option. The Plan Administrator shall also have exclusive authority to interpret the Plan and the terms of any instrument evidencing the Option and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

                     SECTION 4.  STOCK SUBJECT TO THE PLAN

4.1  Authorized Number of Shares


     Subject to adjustment from time to time as provided in Section 11.1, the number of shares of Common Stock that shall be available for issuance under the Plan shall be 5,000,000 shares. In addition, (a) any authorized shares not issued or subject to outstanding options under the Company's 1989 Stock Option Plan or its 1991 Stock Option Plan for Nonemployee Directors (the "Prior Plans") on the Effective Date and (b) any shares subject to outstanding options under the Prior Plans on the Effective Date that cease to be subject to such options (other than by reason of exercise of the options to the extent they are exercised for shares), up to an aggregate maximum of 7,412,048 shares, shall, as of the date of stockholder approval of the Plan, cease to be available for grant and issuance under the Prior Plans, but shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4.2  Limitations


     Subject to adjustment from time to time as provided in Section 11.1, not more than 2,500,000 shares of Common Stock may be made subject to Options under the Plan to any individual in the aggregate in any consecutive three year period, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

4.3  Reuse of Shares

     Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option to the extent it is exercised for shares) shall again be available for issuance in connection with future grants of Options under the Plan; provided, however, that for purposes of Section 4.2, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

                            SECTION 5.  ELIGIBILITY

     Options may be granted under the Plan to those officers, directors and employees of the Company and its Related Corporations as the Plan Administrator from time to time selects. Options may also be made to consultants, agents, advisors and independent contractors who provide services to the Company and its Related Corporations; provided, however, that such Participants render bona fide services not in connection with the offer and sale of the Company's securities in a capital-raising transaction.

         SECTION 6.  SETTLEMENT OF OPTIONS AND ACQUIRED COMPANY OPTIONS

6.1  Settlement of Options

     The Company may settle Options through the delivery of shares of Common Stock, cash payments, the granting of replacement Options or any combination thereof as the Plan Administrator shall determine. Any Option settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any Option payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents. The Plan Administrator may at any time offer to buy out, for a payment in cash or Common Stock, an Option previously granted based on such terms and conditions as the Plan Administrator shall establish and communicate to the Participant at the time such offer is made.

6.2  Acquired Company Options

     Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Options under the Plan in substitution for options issued under other plans, or assume under the Plan options issued under other plans, if the other plans are or were plans of other acquired entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Option is substituted, or the old option is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding options of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such options shall be deemed to be Participants.

                  SECTION 7.  TERMS AND CONDITIONS OF OPTIONS

7.1  Grant of Options

     The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated. Options may be granted singly or in combination.

7.2  Option Exercise Price

     The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date with respect to Incentive Stock Options and not less than 85% of the Fair Market Value of the Common

Stock on the Grant Date with respect to Nonqualified Stock Options. For Incentive Stock Options granted to a more than 10% stockholder, the Option exercise price shall be as specified in Section 8.2.

7.3  Term of Options


     The term of each Option (the "Option Term") shall be as established by the Plan Administrator or, if not so established, shall be ten years from the Grant Date. For Incentive Stock Options, the maximum Option Term shall be as specified in Sections 8.2 and 8.5.

7.4  Exercise of Options

     The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

   Period of Participant's Continuous Employment or
 Service With the Company or Its Related Corporations                  Percent of Total Option
            From the Option Grant Date                              That Is Vested and Exercisable
 ----------------------------------------------------               ------------------------------
                   After 1 month                                               1/48th

Each additional one-month period of continuous service                   An additional 1/48th
               completed thereafter

                   After 4 years                                                100%

     Unless the Plan Administrator (or the Company's Chief Executive Officer in the case of Participants who are not subject to Section 16 of the Exchange Act) determines otherwise, the vesting schedule of an Option shall be adjusted proportionately to the extent a Participant's hours of employment or service are reduced after the Grant Date.

     To the extent that the Option has vested and become exercisable, an Option may be exercised from time to time by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.5. An Option may not be exercised as to less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

7.5  Payment of Exercise Price

     The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time thereafter, in any combination of

     (a) cash or check;

     (b) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal in amount to the aggregate Option exercise price;

     (c) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or

     (d)  such other consideration as the Plan Administrator may permit.

     In addition, to assist a Participant (including a Participant who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Option granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Option, (i) the payment by a Participant of a full-recourse promissory note, (ii) the payment by the Participant of the purchase price, if any, of the Common Stock in installments, or (iii) the guarantee by the Company of a loan obtained by the Participant from a third party. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans, installment payments or loan guarantees, including the interest rate and terms of and security for repayment.

7.6  Post-Termination Exercises

     The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if a Participant ceases to be employed by, or to provide services to, the Company or its Related Corporations, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

     (a) Any portion of an Option that is not vested and exercisable on the date of termination of the Participant's employment or service relationship (the "Termination Date") shall expire on such date.

     (b) Any portion of an Option that is vested and exercisable on the Termination Date shall expire upon the earliest to occur of

          (i)  the last day of the Option Term;

          (ii) if the Participant's Termination Date occurs for reasons other than Cause, death, Disability or Retirement, the three-month anniversary of such Termination Date;

          (iii) if the Participant's Termination Date occurs by reason of death or Disability, the one-year anniversary of such Termination Date; and

          (iv) if the Participant's Termination Date occurs by reason of Retirement, the three-year anniversary of such Termination Date.

     Notwithstanding the foregoing, if the Participant dies after the Termination Date while the Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Termination Date shall expire upon the earlier to occur of (y) the last day of the Option Term and (z) the first anniversary of the date of death, unless the Plan Administrator determines otherwise.

     Also notwithstanding the foregoing, in case of termination of the Participant's employment or service relationship for Cause, the Option shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant's employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant's rights under any Option likewise shall be suspended during the period of investigation.

     A Participant's transfer of employment or service relationship between or among the Company and its Related Corporations, or a change in status from an employee to a consultant that is evidenced by a written agreement between a Participant and the Company or a Related Corporation, shall not be considered a termination of employment or service relationship for purposes of this Section
7. Employment or service relationship shall be deemed to continue while the Participant is on a bona fide leave of absence, if such leave was approved by the Company or a Related Corporation in writing and if continued crediting of service for purposes of this Section 7 is expressly required by the terms of such leave or by applicable law (as determined by the Company). The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

                 SECTION 8.  INCENTIVE STOCK OPTION LIMITATIONS

     To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1  Dollar Limitation


     To the extent the aggregate Fair Market Value (determined as of the Grant
Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2  More Than 10% Stockholders

     If an employee owns more than 10% of the total voting power of all classes of the Company's stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option Term shall not exceed five years. The determination of more than 10% ownership shall be made in accordance with
Section 422 of the Code.

8.3  Attribution Rule

     For purposes of Section 8.2, in determining stock ownership, an employee shall be deemed to own the stock owned, directly or indirectly, by or for his or her brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries. If an employee or a person related to the employee owns an unexercised option or warrant to purchase stock of the Company, the stock subject to that portion of the option or warrant which is unexercised shall not be counted in determining stock ownership. For purposes of this Section 8, stock owned by an employee shall include all stock actually issued and outstanding immediately before the grant of the Incentive Stock Option to the employee.

8.4  Eligible Employees

     Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options. For purposes of this Section 8.4, "parent corporation" and "subsidiary corporation" shall have the meanings attributed to those terms for purposes of
Section 422 of the Code.

8.5  Term

     Except as provided in Section 8.2, the Option Term shall not exceed 10 years.

8.6  Exercisability


     An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the Termination Date for reasons other than death or Disability, (b) more than one year after the Termination Date by reason of Disability, or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant's reemployment rights are guaranteed by statute or contract. For purposes of this Section 8.6, Disability shall mean "disability" as that term is defined for purposes of Section 422 of the Code.

8.7  Taxation of Incentive Stock Options

     In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year from the date of exercise. A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.8  Promissory Notes

     The amount of any promissory note delivered pursuant to Section 7.5 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

                            SECTION 9.  WITHHOLDING

     The Company may require the Participant to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, vesting or exercise of any Option. Subject to the Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the Participant to satisfy withholding obligations (up to the maximum rate), in whole or in part, by paying cash, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any Option or any shares of Common Stock issuable pursuant to an Option or from any cash amounts otherwise due or to become due from the Company to the Participant an amount equal to such taxes. The Company may also deduct from any Option any other amounts due from the Participant to the Company or a Related Corporation.

                           SECTION 10.  ASSIGNABILITY

     Options granted under the Plan shall not be transferable, pledgable or assignable other than (a) by will or the laws of descent and distribution or (b) to the extent permitted by the Plan Administrator, in its sole discretion, and by Section 422 of the Code with respect to Incentive Stock Options, by gift or other transfer to either (i) any trust or partnership in which the original option recipient or such person's spouse or other immediate family member has a substantial beneficial interest or (ii) a spouse or other immediate family member; provided, however, that any Option so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Option. During a Participant's lifetime, any Options granted under the Plan are personal to the Participant and are exercisable solely by the Participant or a permitted assignee or transferee. Notwithstanding the foregoing, to the extent permitted by Section 422 of the Code with respect to Incentive Stock Options, the Plan Administrator may permit a Participant, during the Participant's lifetime, to designate a person who may exercise an Option after the Participant's death by giving written notice of such designation to the Company (such designation may be changed from time to time by the Participant by giving written notice to the Company revoking any earlier designation and making a new designation). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

            SECTION 11.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

11.1  Adjustment of Shares

          The aggregate number and class of shares for which Options may be granted under the Plan, the number and class of shares covered by each outstanding Option and the exercise price per share thereof (but not the total price), and the limitations set forth in Section 4.2, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

11.2  Effect of Liquidation, Reorganization or Change in Control

      (a) Except as provided in subsection 11.2(b), upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, any Option granted hereunder shall terminate, but the Participant shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise such Participant's Option in whole or in part whether or not the vesting requirements set forth in the Option agreement have been satisfied.

      (b) If the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company) (each a "Corporate Transaction"), all Options granted hereunder shall be converted into options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion determine that any or all such Options granted hereunder shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provisions of subsection 11.2(a). The amount and price of converted options shall be determined by adjusting the amount and price of the Options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization.

     (c) Each converted option shall, immediately following the consummation of the Corporate Transaction, become fully vested and exercisable in whole or in part whether or not the vesting requirements set forth in the Option agreement have been satisfied, except that such acceleration shall not occur if, in the opinion of the Company's outside accountants, such acceleration would render unavailable "pooling of interests" accounting treatment for any Corporate Transaction for which pooling of interests accounting treatment is sought by the Company. Such Options shall not so accelerate, however, if and to the extent that: (i) such Option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option for the purchase of shares of the capital stock of the successor corporation or its parent corporation or (ii) such Option is to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Option. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be conclusive and binding. All such Options shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the successor corporation or its parent corporation. Any such Options that are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time shall be accelerated in the event the Participant's employment or services should subsequently terminate within two years following such Corporate Transaction, unless such employment or services are terminated by the successor corporation for Cause or by the Participant voluntarily without Good Reason.

     (d) Upon a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger, a mere reincorporation or the creation of a holding company, each Option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such corporation, and the vesting schedule set forth in the instrument evidencing the Option shall continue to apply to such assumed or equivalent option.

11.3  Fractional Shares

     In the event of any adjustment in the number of shares covered by any Option, any fractional shares resulting from such adjustment shall be disregarded and each such Option shall cover only the number of full shares resulting from such adjustment.

11.4  Determination of Board to Be Final

     All Section 11 adjustments shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

                 SECTION 12.  AMENDMENT AND TERMINATION OF PLAN

12.1  Amendment of Plan

     The Plan may be amended only by the Board in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with
Section 422 of the Code or any applicable law or regulation, stockholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of persons eligible to receive Options, or (c) otherwise require stockholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a "modification" to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Incentive Stock Options but shall have prospective effect only.

12.2  Termination of Plan

     The Board may suspend or terminate the Plan at any time. The Plan shall have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than ten years after the later of (a) the Plan's adoption by the Board and (b) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

12.3  Consent of Participant

     The amendment or termination of the Plan or the amendment of an outstanding Option shall not, without the Participant's consent, impair or diminish any rights or obligations under any Option theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 11 shall not be subject to these restrictions.

                              SECTION 13.  GENERAL

13.1  Evidence of Options

     Options granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

13.2  No Individual Rights

     Nothing in the Plan or any Option granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Corporation or limit in any way the right of the Company or any Related Corporation of the Company to terminate a Participant's employment or other relationship at any time, with or without Cause.

13.3  Registration

     Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity. The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws. To the extent that the Plan or any instrument evidencing an Option provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

13.4  No Rights as a Stockholder

     No Option shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Option.

13.5  Compliance With Laws and Regulations

     Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

13.6  Participants in Foreign Countries

     The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Corporations may operate to assure the viability of the benefits from Options granted to Participants employed in such countries and to meet the objectives of the Plan.

13.7  No Trust or Fund

     The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

13.8  Severability

     If any provision of the Plan or any Option is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Option under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person or Option, and the remainder of the Plan and any such Option shall remain in full force and effect.

13.9  Choice of Law

     The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.

                          SECTION 14.  EFFECTIVE DATE

     The Effective Date is the date on which the Plan is adopted by the Board, so long as it is approved by the Company's stockholders at any time within 12 months of such adoption.

PROXY

                               ICOS Corporation
                           22021 - 20th Avenue S.E.
                           Bothell, Washington 98021

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George B. Rathmann, Gary L. Wilcox and Walter B. Wriston as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of ICOS Corporation held of record by the undersigned on March 10, 1999 at the annual meeting of stockholders to be held on May 6, 1999 or any adjournment or postponement thereof.

      (Continued, and to be marked, dated and signed on the other side.)

FOR all nominees listed below (except as marked to the contrary below

WITHHELD AUTHORITY to vote for all nominees listed below

                            David V. Milligan
                            Alexander B. Trowbridge
                            Gary L. Wilcox
                            Walter B. Wriston

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1, 2, and 3.

         FOR            AGAINST           ABSTAIN

        [   ]            [   ]             [   ]

1.  ELECTION OF DIRECTORS.
    (Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name.)

2.  PROPOSAL TO ADOPT THE 1999 STOCK OPTION PLAN.

3. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as the Company's independent public accountants for fiscal year 1999.

4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                                       Dated                      1999
                                            ---------------------,


                                       --------------------------------
                                       Signature


                                       --------------------------------
                                       Signature if held jointly

                                       Please sign exactly as name appears
                                       below. When shares are held by joint
                                       tenants, both should sign. When signing
                                       as attorney, executor, administrator,
                                       trustee or guardian, please give full
                                       title as such. If a corporation, please
                                       sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------